Exhibit 99.1

Investor Relations Phone: (301) 897-2564 Email: info@spherix.com

SPHERIX ANNOUNCES NEW AGREEMENTS TO DEVELOP AND MARKET D-TAGATOSE

TYSONS CORNER, VA (May 2, 2013) – Spherix Incorporated (NASDAQ: SPEX) – an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis, today announced the signing of a memorandum of understanding (MOU) with ChromaDex (OTCQB:CDXC) to extend the commercial market for D-tagatose, extend the structure function claims for the GRAS food ingredient, and to optimize a new system of D-tagatose production.

D-tagatose is a natural sweetener present in only small amounts in fruits and dairy products, but it can be commercially produced through an enzymatic process beginning with other natural sugars.  With the same bulk and sweetness of regular sugar (i.e., sucrose) and no after-taste, D-tagatose is an ideal solution for sweet and savory products.  D-tagatose has a documented prebiotic effect and a low caloric value of 1.5 kcal per gram.  D-tagatose has a glycemic and insulin index of only 3% of that of glucose.

The market for D-tagatose has begun to grow.  Late last year, Spherix announced the signing of an agreement granting Fullife in India an exclusive, royalty bearing license for the use of Spherix's clinical data and proprietary knowledge to support the marketing and dosing of D-tagatose that Spherix is now supplying. In new developments in other markets, Bio Foods in Chile has exchanged a nonbinding term sheet with Spherix for D-tagatose in the Chilean territory. More recently, Spherix signed a nondisclosure agreement with WIO SmartFoods LLC in Utah and began selling D-tagatose to that company for use in its WIO SmartFoods product line (shipments have already been delivered). WIO certifies bariatric clinics and diet clinics to use its proprietary meal replacement plan to promote weight loss.  WIO focuses on helping people with the metabolic syndrome, which is characterized by obesity, diabetes, and atherosclerosis.  Expanding the structure function claims for D-tagatose make it more valuable than a simple artificial sweetener. The market for tagatose in both the USA and abroad appears poised to grow.

The biggest problem with widespread adoption of tagatose to date has been the cost of production, which has limited supplies. ChromaDex has agreed in the recently signed a memorandum of understanding to work with Spherix to evaluate the supply chain and optimize a more efficient scalable process for the production of tagatose. Troy Rhonemus, Director of New Technologies and Supply Chain Development, who will lead the project for ChromaDex, brings 14 years of experience in business, operations, and R&D management to the task.

“Consumers continue to look for products that help manage calories in the foods and beverages they consume.” stated Mr. Rhonemus, “Developing a product that tastes great and enables the consumer to manage their caloric intake would be the “Holy Grail” of the sweetener industry.  If such a product was developed that could be manufactured cost effectively and be sustainable this would revolutionize the sweetener industry. “

Mr. Rhonemus was previously the product line lead manager at Cargill Health and Nutrition responsible for managing the operations and supply chain of the Truvia® brand stevia sweetener with a focus on technology, agronomy, and sustainability. ChromaDex has a right of first refusal for marketing and selling the new D-tagatose in the signed MOU.

About Spherix

Spherix offers a new fully diversified, global commercialization platform for patent protected technologies. Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.  Through its recently announced acquisition of several hundred patents issued to Harris Corporation expected to close later this year, Spherix intends to expand its activities  in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular. Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research. The Biospherics division continues to be dedicated to developing and licensing/marketing proprietary drugs and therapeutic products for treatment of diabetes, metabolic syndrome and atherosclerosis and has several patent applications pending. For more information, please visit www.spherix.com.

About ChromaDex®:

ChromaDex® is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model which utilizes its wholly-owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The Company provides seamless science-based solutions to the dietary supplement, food & beverage, animal health, cosmetic and pharmaceutical industries. Our ingredient technologies unit includes products backed with extensive scientific research and intellectual property. The ingredient portfolio includes pTeroPure® pterostilbene; ProC3G™, a natural black rice containing cyanidine-3-glucoside; PURENERGY™, a caffeine-pTeroPure co-crystal; nutraGac™, a gac fruit powder; curcumin, and nicotinamide riboside, a novel next-generation B-vitamin currently under development. To learn more about ChromaDex please visit www.chromadex.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of our products, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop products may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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